Exhibit 3.5

SECOND AMENDED AND RESTATED COMPANY AGREEMENT

OF

ROX FINANCIAL GP LLC

A Delaware Limited Liability Company

THIS SECOND AMENDED AND RESTATED COMPANY AGREEMENT (this “Agreement”) of ROX Financial GP LLC (the “Company”) is made effective as of December 28, 2020 by the party listed on the signature page hereof (the “Member”).

ARTICLE 1

ORGANIZATION

Section 1.1 Formation; Name.  The Member previously executed the Amended and Restated Company Agreement of the Company dated November 11, 2020 (the “Original Agreement”) and has executed this Agreement for the purpose of amending and restating in its entirety the Original Agreement to govern the Company.  The Company was formed pursuant to that certain Certificate of Formation filed with the Secretary of State of the State of Delaware on January 15, 2020 (the “Certificate of Formation”). The name of the Company shall be “ROX Financial GP LLC.”

Section 1.2 Certificate of Formation; Foreign Qualification.  The Company was formed by executing and delivering the Certificate of Formation to the Secretary of State of the State of Delaware in accordance with and pursuant to the Delaware Limited Liability Company Act (“Act”).  Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Board (as defined below) shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. The Board shall authorize the execution, acknowledgment, and delivery of all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 1.3 Principal Place of Business.  The initial principal place of business of the Company shall be designated by the Member.

ARTICLE 2

PURPOSES AND POWERS, REGISTERED OFFICE AND REGISTERED AGENT,

AND TERM OF COMPANY

Section 2.1 Purposes and Powers.  The Company has been formed for the sole and limited purpose of serving as the general partner of ROX Financial LP (the “Limited Partnership”).  The Company shall have all of the powers granted to a limited liability company under the laws of the State of Delaware.

Section 2.2 Registered Agent.  The registered agent for service of process on the Company in the State of Delaware shall be as set forth in the Certificate of Formation.

Section 2.3 Term.  The term of the Company commenced on January 15, 2020, the date on which the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware, and shall continue perpetually, unless earlier dissolved or terminated pursuant to law or the provisions of this Agreement.

ARTICLE 3

CAPITAL CONTRIBUTIONS

Section 3.1 Member’s Contributions.  The Member may make contributions to capital of the Company from time to time in such amounts as may be determined by the Member.

Section 3.2 Return of Contributions.  The Member shall be entitled to the return of its capital contributions upon the terms and conditions contained in this Agreement.  No interest shall be due or payable on either the Member’s capital account or its capital contributions.  Any unreturned capital contribution shall not be a liability of the Company.

ARTICLE 4

PROFITS AND LOSSES; DISTRIBUTIONS; ACCOUNTING MATTERS

Section 4.1 Allocation of Profits and Losses. All income, gain, loss, deductions and credits of the Company shall be allocated to the Member.

Section 4.2 Distributions.  Although it is not anticipated that the Company will have any excess cash flow to provide for distributions, any distributions to be made by the Company to the Member shall be determined and made solely by the Member.

Section 4.3 Books; Fiscal Year.

(a)The books of the Company shall be kept in accordance with generally accepted accounting principles consistently applied.  The Company shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions and proceedings under this Agreement, and all such accounts and other records relating thereto shall be open to inspection and audit at all reasonable times by the Member.

(b)The fiscal year of the Company shall be the calendar year.

Section 4.4 Tax Returns.  The Company and the Member intend that the Company be disregarded as an entity separate from the Member for U.S. federal and applicable state income tax purposes.  The Member shall cause to be prepared and filed any necessary tax returns for the Company.

ARTICLE 5

MANAGEMENT OF THE COMPANY

Section 5.1 Managers; Board; Selection; Vacancies

(a)Except as otherwise provided in this Agreement or as required by law, all decisions respecting any matter set forth herein or otherwise relating to or arising out of the business of the Company shall be made by the board of managers of the Company (the “Board”) and shall have the exclusive right and full authority to manage, conduct and control the business of the Company consistent with the purposes of the Company and the provisions of this Agreement.  The Company, acting through the Board, is intended to and shall constitute the board of directors of each Series of the Limited Partnership such that each Series is treated as “managed by one or more trustees or directors” within the meaning of Section 856(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of this Agreement and all other agreements and arrangements to which each Series is a party shall be interpreted in a manner consistent with such intent. For purposes of this Agreement, the term “Series” shall have the meaning ascribed thereto in the Limited Partnership Agreement (as defined below).

(b)The number of managers (each a “Manager”) constituting the Board shall initially be set by the Member and shall be at least one (1).  Thereafter, the number of Managers may be increased or decreased by consent of the Member.  Each Manager shall have one vote.  A Manager (whether an initial, subsequent or a successor Manager) shall cease to be a Manager upon the earliest to occur of the following events:  (i) such Manager (or the entire Board) is removed, with or without cause, by an action by, and only by, the consent of the Member; (ii) such Manager resigns as a Manager by giving notice of such resignation to the attention of the Secretary of the Company; or (iii) such Manager dies or becomes disabled as determined by the Member.  A vacancy among the Managers shall not affect the validity of actions by the remaining Manager or Managers.  Any vacancy or newly created manager position may be filled only by the Member.

Section 5.2 Committees.  The Board has the authority to create an audit committee and a conflicts committee, as such conflicts committee is described in the Amended and Restated Agreement of Limited Partnership of the Limited Partnership, as amended (the “Limited Partnership Agreement”).   The Board may create any other committee and assign it such responsibility and authority as the Member shall determine.  Each committee shall consist of one or more of the members of the respective Board.  Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, the Limited Partnership or a Series of the Limited Partnership, but no such committee shall have the power or authority in reference to any matter set forth in Section 5.6 or have any powers not otherwise delegated to the applicable Board.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.  Except as otherwise provided by law, the Board may dissolve any committee at any time.  Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Section 5.3, with such changes in the context of such provisions as are necessary to substitute the committee and its members for the Board and its respective members. The Board may adopt rules for the governance of any committee thereof not inconsistent with the provisions of this Agreement.

Section 5.3 Meetings of the Board and Committees.

(a)The Managers may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.  Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.  Notice of the time and place of special meetings of the Board shall be delivered personally or by telephone to each member or sent by electronic transmission addressed to each of its duly named members’ addresses as it is shown on the records of the Company. If the notice is delivered personally or by electronic transmission or telephone, it shall be delivered at least 24 hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the invitee or to a person at the office of the invitee who the person giving the notice has reason to believe will promptly communicate it to the invitee. The notice need not specify the purpose of the special meeting. The notice need not specify the place of the meeting, if the meeting is to be held at the principal executive office of the Company. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

(b)At all meetings of the Board, a majority of the total number of its duly named members then in office shall constitute a quorum for the transaction of business and the act of a majority of the those present at any meeting at which there is a quorum shall be the act of the Board.  If a quorum is not present at any meeting of the Board, then the members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.  A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of managers, if any action taken is approved by at least a majority of the required quorum for that meeting.

(c)Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the respective board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.   Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

(d)Whenever notice is required to be given under any provision of this Agreement, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of managers, or members of a committee of managers, need be specified in any written waiver of notice.

Section 5.4 Officers.  The Managers may delegate to one or more individuals such authority and duties, and assign to them such titles, as the Managers may deem advisable, including, but not limited to, the titles of Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, Vice President, Secretary and Treasurer.  Unless the Member designates the chairman of the Board, the Board may do so; nevertheless, no such chairman shall be considered an officer of the Company.  Any such delegation may be revoked at any time by the Managers.

Section 5.5 Responsibilities of the Managers.  The responsibilities of the Managers shall include, but shall not be limited to, managing or causing to be managed the Company’s and the Limited Partnership’s assets (including the performance of all functions related to operations, regulatory compliance, accounts payable, accounts receivable, other accounting functions, record keeping, contract administration, asset management, marketing, hiring of personnel and other necessary functions) and fulfilling the other obligations imposed on the Managers under the terms of this Agreement and the Limited Partnership Agreement.

Section 5.6 Certain Limitations on the Authority of the Managers.  Notwithstanding anything to the contrary contained herein and except for matters described in this Section 5.6, only upon the direction and consent of the Member may the Managers have the authority or right to do or undertake any of the following (or to authorize or permit, by action or inaction, any of the following to be done) for and on behalf of the Company:

(a)merge or consolidate the Company with any other entity;

(b)sell all or substantially all of the Company’s assets;

(c)convert the Company from a limited liability company formed under the Act to any other form of business entity, or effect any recapitalization or reorganization of the Company;

(d)admit a new member to the Company, or issue or create any additional membership interests or any other securities of the Company; or

(e)voluntarily file a petition in bankruptcy for the Company, make an assignment for the benefit of creditors of the Company, file a petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, readjustment, liquidation, winding up or similar relief with respect to the Company under any statute, law or regulation or take any action seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of the Company or any substantial part of the properties and assets of the Company.

(f)Except for any power and authority specifically delegated to the Board herein, the Member will have the exclusive authority over the other business and affairs of the Company that do not relate to the Partnership Group (as defined in the Limited Partnership Agreement). Without limiting the general delegation of power to the Member in the previous sentence, the powers granted to the Member shall include:

(i)transferring the Company’s General Partner Interest (as defined in the Limited Partnership Agreement);

(ii)issuing or repurchasing any equity interests in the Company;

(iii)prosecuting, settling, and managing any claims made directly against the Company to the extent such claims do not relate to any member of the Partnership Group;

(iv)selling, conveying, transferring or pledging any assets of the Company;

(v)entering into agreements and incurring obligations on behalf of the Company not contrary to or inconsistent with the terms of the Limited Partnership Agreement;

(vi)making any capital contribution to the Partnership;

(vii)acquiring ETPs (as defined in the Limited Partnership Agreement);

(viii)lending funds to the Partnership Group pursuant to the Limited Partnership Agreement;

(ix)exercising rights as an “Indemnitee” pursuant to the Limited Partnership Agreement to the extent such claims do not relate to any member of the Partnership Group;

(x)hiring any employees of the Company (as all such matters will be addressed by applicable service agreements);

(xi)withdrawing as the general partner of the Limited Partnership pursuant to Section 11.1 of the Limited Partnership Agreement; and

(xii)transferring the interest of a Departing General Partner (as defined in the Limited Partnership Agreement) pursuant to the Limited Partnership Agreement;

provided, that none of the foregoing shall be interpreted to grant the Member the power to manage the business and affairs of the Partnership Group or exercise any of the rights of the Partnership Group.

Section 5.7 Expenses of the Company.  In accordance with section 7.4 of the Limited Partnership Agreement, the Limited Partnership (on behalf of the applicable Series) shall reimburse the Company for the expenses described therein.   Otherwise, in accordance with the Services Agreement between RPS Securities LLC and the Limited Partnership, as amended, the Member shall be responsible for paying, or providing funding to the Company to pay, any other expenses of the Company; provided, however, that nothing in this Section 5.7 shall impute the general liability of the Company as general partner of the Limited Partnership (or in connection with a Series) to the Member and the Member shall not e required to contribute any funds to the Company related to the general liability of the Company as general partner of the Limited Partnership (or in connection with a Series).

Section 5.8 Compensation.  Only the Member shall have the authority to fix the compensation of the Managers, a committee of the Board or any officers of the Company. No such compensation shall preclude any such person from serving the Company in any other capacity and receiving compensation therefor.

ARTICLE 6

INDEMNIFICATION

Section 6.1 Indemnification.  The Company agrees to indemnify the Member, affiliate of a Member or any officer, director, manager, member, shareholder, partner, employee, representative or agent of a Member or any of its affiliates, and (ii) any Manager, officer, employee or agent of the Company (the “Covered Persons”) harmless from, and in respect of, all of the following: (a) fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against a Covered Person that arise out of or in any way relate to the Company, its properties, business or affairs, and (b) such claims, actions and demands, and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand, provided; however, that this indemnification shall apply only so long as the Covered Person has acted in good faith on behalf of the Company, in a manner reasonably believed by the Covered Person to be within its scope of authority under this Agreement and in the best interests of the Company, and only if such action or failure to act did not constitute willful misconduct, fraud or gross negligence.  Expenses, including attorneys’ fees, incurred by the Covered Person in defending any proceeding referred to in this Section 6.1, shall be paid by the Company, in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount, if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized in this Section 6.1.

ARTICLE 7

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

Section 7.1 Dissolution.  The Company shall be dissolved and its affairs wound up on the first to occur of the following:

(a)	the written election of the Member to dissolve; or
(b)	an entry of a decree of judicial dissolution of the Company.

Section 7.2 Liquidation and Termination.  On dissolution of the Company, the Member shall act as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the liquidator shall continue to manage the Company assets with all of the power and authority of the Member.  A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation.  The liquidator, as promptly as possible after dissolution, shall apply the proceeds of liquidation as set forth in the remaining sections of this Article 7.

Section 7.3 Payment of Debts.  The assets shall first be applied to the payment of the liabilities of the Company and the expenses of liquidation.

Section 7.4 Remaining Distribution.  The remaining assets shall then be distributed to the Member.

Section 7.5 Reserve.  Notwithstanding the foregoing provisions, the liquidator may retain such amount as it deems necessary as a reserve for any contingent liabilities or obligations of the Company, which reserve, after the passage of a reasonable period of time, shall be distributed pursuant to the provisions of this Article 7.

Section 7.6 Final Accounting.  The Member shall be furnished with a statement prepared by the Company’s certified public accountants, which shall set forth the assets and liabilities of the Company as of the date of the complete liquidation.  Upon compliance by the liquidator with the foregoing distribution plan, the liquidator shall execute and cause to be filed a Certificate of Termination and any and all other documents necessary with respect to termination and cancellation of the Company under the Act.

ARTICLE 8

AMENDMENTS

Section 8.1 Amendments.  This Agreement may be amended only by action of the Member.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Governing Law.  The Company and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 9.2 Titles and Captions.  All titles and captions are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

Section 9.3 Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has caused this Agreement to be executed and delivered by its duly authorized representative as of the day and year first above written.

MEMBER:

ROX FINANCIAL INC.

By:	/s/ Effi Atad
Name:	Effi Atad
Title:	Chief Executive Officer

By:	/s/ David Ronn
Name:	David Ronn
Title:	General Counsel, Senior Vice
President and Secretary

[Signature Page to the Second Amended and Restated Company Agreement of ROX Financial GP LLC]